Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 22nd day of June, 2010 (the “Effective Date”), by and between Ventas, Inc., a Delaware corporation (the “Company”) and Todd W. Lillibridge (the “Executive”).
W I T N E S S E T H T H A T
WHEREAS, the Executive is currently employed by Lillibridge Healthcare Services, Inc. (“Lillibridge”); and
WHEREAS, concurrently herewith, the Company has entered into that certain Master Transaction Agreement dated as of June 22, 2010 by and among the Company, the other Buyer Parties identified therein, the Seller Parties identified therein and the Shareholders identified therein (the “Transaction Agreement”), pursuant to which each such Buyer Party, Seller Party and Shareholder has agreed to and shall consummate, and, to the extent applicable, shall cause each of its controlled affiliates to consummate, on or before the “Closing” (as defined therein), their respective obligations pursuant to and pertaining to the transactions described therein (the “Transactions”) including the acquisition of each of Lillibridge Healthcare Real Estate Trust (“LHRET”), Lillibridge Healthcare Properties Trust and LHP-B Trust by the Company through the merger of an Affiliate of the Company with and into each such entity (such acquisition, the “Acquisition”); and
WHEREAS, as of the Closing, the Executive desires to be employed by the Company and the Company desires to hire the Executive subject to, and strictly conditioned upon the occurrence of the Closing; and
WHEREAS, the Board of Directors of the Company (the “Board”), or in the alternative, the Company’s Executive Compensation Committee (the “Committee”), has determined that it is in the best interests of the Company to enter into this Agreement; and
WHEREAS, the Company has provided good and valuable consideration for the promises and agreements of the Executive contained herein,
NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Executive agree as follows:
1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions herein set forth. Subject to the termination provisions hereinafter provided, the term of the Executive’s employment under this Agreement (the “Term”) shall begin on the date on which the Closing occurs (the “Commencement Date”) and shall end on the fifth (5th) anniversary of the Commencement Date (the “Expiration Date”). The parties agree and acknowledge that if the Closing does not occur as contemplated in the Transaction Agreement by December 31, 2010, that this Agreement shall be null and void ab initio; provided, however, that notwithstanding the foregoing, the provisions of Section 9 and Section 10 shall survive and apply to the Executive upon execution of this Agreement, regardless of the occurrence of the Closing.

2. Duties. The Company shall employ the Executive during the Term as its Executive Vice President – MPO and as CEO of Lillibridge and, subject to the oversight, control and direction of the Board and the CEO (defined below), the Executive shall serve as the principal executive officer of the Company’s Medical Property Operations (“MPO”). The term “Medical Property Operations” means the activities of the Company and its affiliates and their respective subsidiaries with respect to the acquisition, disposition, development, advising and management of Medical Properties (defined below), including the Company’s current MPO activities and the oversight of the Company’s existing MPO relationships, all to the extent mutually agreed to be in the best interest of the Company and in compliance with the Company’s existing contractual relationships, all as determined on a case-by-case basis. In addition to the above, the Executive and the Company shall jointly determine from time to time the Executive’s role and responsibilities in connection with the acquisition, disposition, development, advising and management of inpatient hospital properties of the Company and its affiliates and subsidiaries covered by long-term single tenant leases with not-for-profit organizations. The term “Medical Properties” means medical office and outpatient healthcare properties, including medical office and outpatient healthcare properties covered by long-term single tenant leases. For the avoidance of doubt, Medical Properties shall not include for-profit hospital properties with either whole or partial inpatient operations. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”). The Executive shall have duties and responsibilities consistent with similarly situated senior officers of MPO divisions of other publicly-traded healthcare real estate investment trusts, at all times within the context of the Company’s organizational goals, budgets, polices, controls and processes and such other duties as determined by the CEO from time to time. The Executive shall be a member of the Management Capital Committee. The Executive shall perform such other duties (including presentations at industry conferences) as are assigned to him and are consistent with his title and other duties. The Executive’s duties will be performed at and from the Company’s offices in Chicago, Illinois; subject, however, to such travel to the Company’s corporate offices in Louisville, Kentucky as may be reasonably required for the performance of the Executive’s duties or as may be reasonably requested by the Company.
3. Extent of Services. Subject to the direction and control of the Board and the CEO, the Executive shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. The Company will provide the Executive the resources necessary to perform his duties hereunder, as determined by the Company in its sole discretion. During the Term, the Executive shall devote his entire working time, attention, labor, skill and energies in and to the business of the Company, and shall not, without the prior written consent of the Company, be actively engaged in any other business activity (including arranging or establishing new businesses), whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that, the Executive will be entitled to be a member of, participate in, and serve on the boards of professional organizations and charitable organizations to the extent that such participation or service does not interfere with the Executive’s duties under this Agreement; provided further, that serving as a member of any board of any entity will be subject to approval of the Nominating and Governance Committee of the Board and other Company policies as may be in effect or required from time to time; provided further, that as of the Effective Date the Company has so approved the Executive’s service as (i) Vice Chairman and Incoming Chairman for 2010 – 2011 of the World Presidents’ Organization, (ii) member of the Membership Committee of the Economic Club of Chicago and (iii) member of the Board of Directors and Chairman of the Facilities Committee of the Joffrey Ballet.

4. Compensation. As compensation for services hereunder rendered, the Executive shall receive during the Term (each as may be subject to Section 13 ):
(a) Base Salary. An annual base salary (“Base Salary”) of not less than $375,000, payable in equal installments in accordance with the Company’s normal payroll procedures, to be reviewed annually by the Committee, with input from the CEO. The Executive may receive increases (but not decreases) in his Base Salary from time to time, as approved by the Committee, with input from the CEO. The amount of the Base Salary of the Executive will first be reviewed for adjustment with regard to the Base Salary to be paid in calendar year 2011.
(b) Annual Bonus. The Company shall pay or cause to be paid to the Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms set forth below (in each instance, provided that the Executive is employed by the Company on the date such bonuses are paid).
(i) For calendar year 2010, the amount of the Annual Bonus shall be not less than $525,000, pro-rated, on a per diem basis, for that portion of calendar year 2010 in which the Executive is employed. The Annual Bonus for calendar year 2010 shall be paid within two and one-half (2 1/2) months following the end of calendar year 2010, provided that the Executive is employed by the Company on the date of payment (subject to Sections 7(e) and 8(a)(5)).
(ii) For calendar year 2011 and thereafter, the Executive shall be eligible for an Annual Bonus with an expected annual target of 140% of the Executive’s Base Salary for such relevant year based on the Executive’s and the Company’s achievement of individual, MPO and corporate performance goals, as determined by the Committee or such annual incentive plan as may be in effect from time to time (any or all of which, the “Bonus Plan”) in the Committee’s discretion. The actual amount of each Annual Bonus will be determined based on the attainment of performance goals set by the Committee in accordance with its policies, plans and programs as in effect from time to time and a performance evaluation for the applicable year, each in a manner consistent with that applicable to other executive officers of the Company; the Annual Bonus shall be paid within two and one-half (2 1/2) months following the end of the calendar year in which earned, provided that the Executive is employed by the Company on the date of payment (subject to Sections 7(e) and 8(a)(5)).

(c) Annual Long-Term Incentive Awards. The Executive shall be entitled to participate in the Company’s 2006 Incentive Plan (“LTIP”), and be granted awards under the LTIP, all on such terms and conditions as may be determined by the Committee from time to time.
(i) For calendar year 2010, the Executive shall receive an award pursuant to the LTIP having a grant date fair value of not less than $600,000, pro-rated, on a per diem basis, for that portion of calendar year 2010 in which the Executive is employed, and consisting of both Options (as defined in the LTIP) to purchase Shares (as defined in the LTIP) of the Company’s common stock and Shares of Restricted Stock (as defined in the LTIP). The LTIP award to the Executive for calendar year 2010 shall be made when equity grants are made to other executive officers of the Company, generally not later than March 31, provided that the Executive is employed by the Company on the date of grant to other executive officers of the Company. The methodology for the valuation of the Options and the allocation between Options and Restricted Stock shall be made in the sole discretion of the Committee; provided that such methodology for the valuation and allocation will be similar to the methodology for valuation and allocation used for other executive officers of the Company, except as may otherwise be determined by the Committee. It is the current intention of the Company that the allocation shall be 30% Options and 70% Restricted Stock; provided, however, that, such allocation is subject to change in the sole discretion of the Committee provided such change is also applicable to other executive officers of the Company. Such Options and Restricted Stock shall vest (and in the case of the Options become exercisable), subject to continued employment on the applicable vesting date, as follows: one third (1/3) on the date of grant; one third (1/3) on the first anniversary of the date of grant; and the remaining one third (1/3) on the second anniversary of the date of grant; provided, however, that such Options and Restricted Stock that are not vested (or exercisable) upon the Executive’s termination of employment shall be forfeited upon the Executive’s termination of employment except as otherwise provided in the LTIP, the applicable Option or Restricted Stock Award Agreement or this Agreement.
(ii) For calendar year 2011 and thereafter, the Executive shall be eligible for an annual award pursuant to the LTIP with an expected annual target grant date fair value of 160% of the Executive’s Base Salary (the “Annual Grant”), it being understood that the actual amount of each Annual Grant will be determined based on the Executive’s and the Company’s achievement of individual, MPO and corporate performance goals, as determined by the Committee, each in a manner consistent with that applicable to other executive officers of the Company and taking into account the performance of the MPO, subject in all events to the authority and discretion of the Committee. The Annual Grants will consist of Options to purchase Shares of the Company’s common stock and Shares of Restricted Stock. The methodology for the valuation of the Options and the allocation between Options and Restricted Stock shall be made in the sole discretion of the Committee; provided that such methodology for the valuation and allocation will be similar to the methodology for valuation and allocation used for other executive officers of the Company, except as may otherwise be determined by the Committee. The LTIP award to the Executive for calendar year 2011 and thereafter shall be made when equity grants are made to other executive officers of the Company, generally not later than March 31 of the relevant year, provided that the Executive is employed by the Company on the date of grant to other executive officers of the Company. Such Options and Restricted Stock shall vest (and in the case of the Options become exercisable) all as determined by the Committee; provided, however, that such Options and Restricted Stock that are not vested (or exercisable) upon the Executive’s termination of employment shall be forfeited upon the Executive’s termination of employment except as otherwise provided in the LTIP, the Option or Restricted Award Agreement or this Agreement.

(iii) Except for any terms set forth in this Agreement, the Options and Restricted Stock Award Agreements will be in form and substance generally similar to the forms adopted under the LTIP and on file with the U.S. Securities and Exchange Commission, subject at all times to the discretion of the Committee to establish the terms and conditions of any award.
(d) Incentive Share Grant I. Subject to Section 4(g), as of the date of Closing, the Company shall issue to the Executive 55,561 restricted shares of its common stock (the “Incentive Share Grant I”), pursuant to the LTIP, under the terms and conditions set forth in the restricted stock grant agreement, dated as of the Closing date (the “Incentive Share Grant I Agreement”). Subject to the Incentive Share Grant I Agreement, the Incentive Share Grant I will be forfeited upon the termination of the Executive’s employment with the Company, other than terminations that occur by reason of death, Disability, termination of employment by the Company without Cause or termination by the Executive for Good Reason (each of Disability, Cause and Good Reason as defined below). In addition, subject to the Incentive Share Grant I Agreement, the Incentive Share Grant I will be forfeited upon a termination for Cause under Section 6(b)(i) hereof. If the Executive is terminated for Cause under Sections 6(b)(ii), 6(b)(iii) or 6(b)(iv) hereof, the Incentive Share Grant I will continue to vest on the then-current vesting schedule unless the Executive (i) breaches his obligations under Section 9 hereof, or (ii) breaches his obligations or restrictions under that certain Intellectual Property Rights Purchase and Sale Agreement, of even date herewith, by and among the Company and the Executive, in which case, subject to the Incentive Share Grant I Agreement, the Incentive Share Grant I will be forfeited. The Incentive Share Grant I Agreement shall provide that such forfeiture restrictions will lapse subject to the applicable vesting schedule, as follows: 30% on the first anniversary of the Closing; 60% on the second anniversary of the Closing; and 100% on the earliest of:
(i) the third anniversary of the Closing;
(ii) upon the Executive’s death or Disability;
(iii) upon the direct or indirect sale of substantially all of (A) the Medical Properties or (B) the Medical Property Operations acquired in the Transactions contemplated by the Acquisition definitive documents (and any other properties, which become 100% owned by the Company or its affiliates after the date hereof, in which THL-191 JV, LLC or LHT SH, LLC or LilliCal JV, LLC owned a minority interest in on the date hereof), if, in the case of (B), those Medical Property Operations represent more than 50% of the net operating income of all of the Company’s Medical Property Operations (measured on a trailing 12-month basis, which shall include pro forma net operating income from acquisitions of Medical Properties made within that 12-month period); provided, however, that the foregoing shall not include any transaction where all or a portion of the Medical Property Operations are transferred to a joint venture between the Company and an institutional third party, and following the formation of the joint venture the Company continues to manage the properties transferred into the joint venture;

(iv) the first anniversary of a Change of Control (as defined below) of the Company, if the Executive is then employed by the Company or its successors; or
(v) the termination of the Executive’s employment by the Company other than for Cause, or by the Executive for Good Reason.
(e) Incentive Share Grant II. As of the date of Closing, the Company shall issue to the Executive 55,561 restricted shares of its common stock (the “Incentive Share Grant II”), pursuant to the LTIP, under the terms and conditions set forth in the restricted stock grant agreement, dated as of the Closing date (the “Incentive Share Grant II Agreement”). Subject to the Incentive Share Grant II Agreement, the Incentive Share Grant II will be forfeited upon the termination of the Executive’s employment with the Company, other than terminations that occur by reason of death, Disability, termination of employment by the Company without Cause or termination by the Executive for Good Reason (each of Disability, Cause and Good Reason as defined below). In addition, subject to the Incentive Share Grant II Agreement, the Incentive Share Grant II will be forfeited upon a termination for Cause under Section 6(b)(i) hereof. If the Executive is terminated for Cause under Sections 6(b)(ii), 6(b)(iii) or 6(b)(iv) hereof, the Incentive Share Grant II will continue to vest on the then-current vesting schedule unless the Executive (i) breaches his obligations under Section 9 hereof, or (ii) breaches his obligations or restrictions under that certain Intellectual Property Rights Purchase and Sale Agreement, of even date herewith, by and among the Company and the Executive, in which case, subject to the Incentive Share Grant II Agreement, the Incentive Share Grant II will be forfeited. The Incentive Share Grant II Agreement shall provide that such forfeiture restrictions will lapse subject to the applicable vesting schedule, as follows: 50% on the fourth anniversary of the Closing; and 100% on the earliest of:
(i) the fifth anniversary of the Closing;
(ii) upon the Executive’s death or Disability;
(iii) upon the direct or indirect sale of substantially all of (A) the Medical Properties or (B) the Medical Property Operations acquired in the Transactions contemplated by the Acquisition definitive documents (and any other properties, which become 100% owned by the Company or its affiliates after the date hereof, in which THL-191 JV, LLC or LHT SH, LLC or LilliCal JV, LLC owned a minority interest in on the date hereof), if, in the case of (B), those Medical Property Operations represent more than 50% of the net operating income of all of the Company’s Medical Property Operations (measured on a trailing 12-month basis, which shall include pro forma net operating income from acquisitions of Medical Properties made within that 12-month period); provided, however, that the foregoing shall not include any transaction where all or a portion of the Medical Property Operations are transferred to a joint venture between the Company and an institutional third party, and following the formation of the joint venture the Company continues to manage the properties transferred into the joint venture;

(iv) the first anniversary of a Change of Control (as defined below) of the Company, if the Executive is then employed by the Company or its successors; or
(v) the termination of the Executive’s employment by the Company other than for Cause, or by the Executive for Good Reason.
(f) Incentive Share Agreements. The Incentive Share Grant I Agreement and Incentive Share Grant II Agreement (together, the “Incentive Share Agreements”) shall provide that all dividends declared with respect to the Incentive Share Grant I and Incentive Share Grant II (together, the “Incentive Shares”) shall be distributed to the holders of the Incentive Shares without regard to vesting; provided that all dividends paid with respect to unvested shares shall be subject to applicable wage withholding to the extent required by law. Except for any terms set forth in this Agreement, the Incentive Share Agreements will be in form and substance generally similar to the forms adopted under the LTIP and on file prior to the Effective Date with the U.S. Securities and Exchange Commission. If requested by the Executive not more than twenty-five (25) days following the date of Closing, the Company will cooperate with the Executive in the making of one or more elections contemplated under Section 83(b) of the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”) with respect to all or any portion of the Incentive Shares. In the event that the Executive and the Company make a timely Section 83(b) Election with respect to all or any portion of the Incentive Shares, to the extent permitted by law such Incentive Shares will be treated as vested for purposes of determining whether applicable wage withholding is required with respect to all dividends paid with respect to such Incentive Shares.
(g) Profits Interests. Notwithstanding the foregoing, as an alternative to the grant of the Incentive Share Grant I, the parties may mutually agree that the Company may grant to the Executive an economic equivalent award of downREIT profits interests, which are convertible into shares of the Company in place of some or all of Incentive Share Grant I. Any such profits interests issued in place of Incentive Share Grant I shall be subject to the terms and provisions of Section 4(d), including, without limitation, the vesting schedule.
5. Benefits.
(a) The Executive shall be entitled to participate in the Ventas, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”), Deferred Compensation Plan (if any), medical, dental, long term disability and group life insurance coverages and fringe benefit plans, policies, practices and programs, from time to time in effect for executives of the Company and its affiliates in accordance with the terms and conditions thereof.
(b) The Executive shall be entitled to accrue four weeks of paid vacation per calendar year, in accordance with the Company’s vacation plan, policy or program in effect from time to time, at a time or times mutually agreed between the Executive and the CEO.

(c) The Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse the Executive for such reasonable expenses upon receipt by the Company of accounting in accordance with the Company’s reimbursement policies and procedures in effect from time to time.
(d) The Company will reimburse the Executive for the cost of parking for one automobile at the offices of the Executive’s employment and for the cost of membership in the Union League Club of Chicago, Urban Land Institute, Economic Club of Chicago and for 2011 only, the World Presidents’ Organization, not to exceed $22,000 in the aggregate annually. Beginning in 2012, the Company and the Executive shall mutually determine the most beneficial use of the funds attributable to the membership dues for the World Presidents’ Organization (approximately $11,000 annually), including the use of such funds for professional development (e.g. executive coaching, media training and the like) for the Executive, and the Company shall determine whether to continue to reimburse the Executive for such World Presidents’ Organization membership dues.
(e) Notwithstanding the foregoing, the parties acknowledge and agree that for a period of time following the Closing, the Executive may remain in certain benefit plans, programs or arrangements of Lillibridge until such plans, programs or arrangements are terminated or integrated into such plans, programs or arrangements maintained by the Company, all as may be determined in the sole discretion of the Company.
6. Termination of Employment. The Executive’s employment hereunder and this Agreement may be terminated during the Term by the Company or the Executive at any time, for any reason, without a breach of this Agreement. The Executive’s right to benefits and payments, if any, for periods after the date on which his employment with the Company terminates during the Term shall be determined in accordance with the provisions of this Section 6 and Section 7.
(a) Death or Disability. The Executive’s employment hereunder and this Agreement shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Executive’s Disability has occurred during the Term, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, or the Expiration Date, if earlier (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean a mental or physical condition which, in the reasonable opinion of the Company, based on the opinion of a doctor, renders the Executive with or without reasonable accommodation unable or incompetent to carry out his material job responsibilities which he held or the material duties he was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician selected by the Company is expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) months.

(b) Cause. The Company may terminate the Executive’s employment hereunder and this Agreement during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s:
(i) indictment for, conviction of, or plea of nolo contendere to, any felony, of any type, or a misdemeanor involving fraud, dishonesty or moral turpitude;
(ii) willful or intentional material breach of his duties and responsibilities hereunder;
(iii) willful or intentional material misconduct in the performance of his duties under this Agreement; or
(iv) willful or intentional material failure to comply with any lawful written instruction or directive of the CEO.
With respect to provisions (ii), (iii) and (iv) above, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, and as such, will not constitute grounds for a determination of “Cause.”
(c) Good Reason. The Executive may terminate his employment hereunder and this Agreement during the Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following:
(i) the assignment to the Executive of any duties materially and adversely inconsistent with, or a material diminution of, the Executive’s position (including offices, titles, reporting requirements or responsibilities), authority or duties as prescribed by Section 2;
(ii) the Company’s requiring the Executive to be based at any office or location that is more than fifty (50) miles from Chicago, Illinois;
(iii) the failure to pay Base Salary in at least the amount prescribed by Section 4(a);
(iv) the failure to provide an Annual Bonus opportunity prescribed by Section 4(b);
(v) the failure to provide benefits or perquisites prescribed by Section 5 or substantially similar benefits or perquisites;
(vi) if without the Executive’s consent (which may be withheld in his sole discretion), the MPO ceases to be operated under the Lillibridge brand and name, either exclusively or non-exclusively in conjunction with the Company’s brand and name, as determined from time to time by the Company (by way of example, and not limitation, using “Lillibridge — a Ventas Company” would not constitute Good Reason); or

(vii) any other action or inaction that constitutes a material breach by the Company of this Agreement, or a failure by the Company to cause a successor, prior to or as of the date it becomes a successor, to assume and agree to perform this Agreement in accordance with the provisions of Section 11(c);
which in each case either is not curable, or if curable is not cured within thirty (30) days after written notice from the Executive to the Company setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording the Company an opportunity to cure. Any termination of employment by the Executive for Good Reason shall be communicated to the Company by Notice of Termination in accordance with this Agreement. The Executive must deliver to the Company the Notice of Termination not later than ninety (90) days after the Executive has actual knowledge of an act or omission which constitutes Good Reason. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable cure period, the Separation from Service (as defined below) must occur, if at all, within six (6) months following the end of such cure period in order for such termination as a result of such condition to constitute a termination for Good Reason.
(d) Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or the Executive’s resignation of employment hereunder shall be communicated by notice (a “Notice of Termination”) given in accordance with this Agreement.
(i) For purposes of any termination by the Company for Cause or by the Executive for Good Reason, as provided herein, a Notice of Termination means a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Company (for Cause) or by the Executive (with Good Reason) of the Executive’s employment under the provision so indicated, and (C) specifies the intended termination date. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder.
(ii) For purposes of any termination by the Executive without Good Reason, as provided herein, a Notice of Termination means a written notice to such effect provided to the Company not less than sixty (60) days prior to the effective date thereof.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination (consistent with the provisions of Section 6(c)), (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notified the Executive of such termination, (iii) if the Executive resigns other than for Good Reason, the Date of Termination shall be the date sixty (60) days after the Executive notified the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Following the Company’s receipt of a Notice of Termination pursuant to (iii) above, the Company may, by written notice to the Executive, designate an earlier date (not earlier than the date of such notice to the Executive) as of which the Executive’s Date of Termination shall occur; provided that the Company continue to provide Base Salary and insurance benefits to the Executive in lieu of the continued employment of the Executive through the original Date of Termination had such earlier termination not occurred. To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or comply with the requirements of Section 409A, the Company and the Executive agree to cooperate in a reasonable manner (including with regard to any post-termination services by the Executive) such that the Date of Termination as defined in this Agreement shall constitute a “separation from service” pursuant to Section 409A (“Separation from Service”). Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A.
7. Obligations of the Company Upon Termination. Following any termination of the Executive’s employment hereunder during the Term except for a termination in connection with a Change of Control covered by Section 8 hereof, the Company shall pay the Executive his Base Salary through the Date of Termination, unpaid expense reimbursement (subject to appropriate documentation) and any amounts accrued or owed (but yet unpaid) to the Executive pursuant to the terms and conditions of the executive benefit plans and programs of the Company at the time such payments are due, including accrued and unpaid vacation (the “Accrued Obligations”). In addition to the Accrued Obligations, as may be provided below, and strictly conditioned upon the Executive’s execution and non-revocation of a general release of claims in form substantially similar to the form attached hereto as Attachment A (the “Release”) within thirty (30) days following the Date of Termination, the Executive shall be entitled to the following additional payments:
(a) Death or Disability. If, during the Term, the Executive’s employment shall terminate by reason of the Executive’s death or Disability, the Company shall pay to the Executive (or his designated beneficiary or estate, as the case may be) the Accrued Obligations, plus the Annual Bonus the Executive would have received for the year of termination of employment assuming maximum individual and Company performance (the “Maximum Annual Bonus”), prorated, on a per diem basis, for the number of days in the year of the termination of employment during which the Executive was employed by the Company. The Company will pay such amount to the Executive on the date that such amount would otherwise have been payable to the Executive if the Executive’s employment had not terminated.

(b) Other than for Cause, or for Good Reason. If, during the Term, the Company shall terminate the Executive’s employment other than for Cause (but not for Disability), or if the Executive shall terminate his employment for Good Reason,
(1) The Company shall pay the Executive, within thirty (30) days of the Date of Termination of employment (but not earlier than the date on which the Release becomes irrevocable), a severance amount equal to the sum of one (1) year of the Executive’s annual Base Salary as then in effect, plus the Maximum Annual Bonus (together the “Severance Payment”), with such Severance Payment payable in a single lump-sum payment within thirty (30) days following the date of termination. If the Executive should die after amounts become payable under this Paragraph, such amounts shall thereafter be paid to the Executive’s estate. In no event shall the Severance Payment made pursuant to this Section 7(b)(1) be in excess of the Maximum Amount. “Maximum Amount” for purposes of this Agreement shall mean $3,000,000, provided, however, that for any termination that occurs in calendar years subsequent to 2011, the Maximum Amount will be adjusted to reflect increases, if any, in the Consumer Price Index that have occurred in the period between December 31, 2010 and the end of the calendar year immediately preceding the date of termination. As an example, if the termination occurs in 2012, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2010 and December 31, 2011 and if the termination occurs in 2013, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2010 and December 31, 2012. For purposes of this Agreement, Consumer Price Index means the CPI for All Urban Consumers (All Items; Base Year 1982), compiled and published by the Bureau of Labor Statistics of the United States Department of Labor.
(2) During the one (1) year period commencing on the Date of Termination (the “Benefit Period”), provided the Executive is eligible for and elects continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide the Executive with continued medical, dental, long-term disability and life insurance benefits at the same levels and costs as if he had remained actively employed during the Benefit Period; provided that the Executive shall not participate in any short term disability, bonus (except as provided in Section 7(b)(1)), vacation pay, retirement benefits, long-term incentive, stock option or other equity grant plan, program or arrangement after the Date of Termination. The receipt of the medical and dental benefits shall be conditioned upon the Executive continuing to pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if he had remained employed during the Benefit Period. Such medical and dental benefits shall become secondary to the extent the Executive receives similar benefits from a subsequent employer; provided, that the Executive agrees to report to the Company any coverage and benefits actually received by or made available to the Executive from such other employer(s). In the event continued long-term disability is unavailable for the Executive on a post-termination basis, the Company shall pay to the Executive, in a single lump-sum, an amount equal to the premiums previously paid for such coverage for a twelve (12) month period.

(3) To the extent requested by the Executive within thirty (30) days following the Date of Termination, the Company shall take all action necessary, if any, to facilitate the Executive’s exercise of all conversion privileges, if any, under any applicable group term life insurance policy.
(4) Options and restricted stock held by the Executive for which the exercise period has not yet lapsed or expired shall be subject to applicable terms and conditions of the LTIP and applicable option or restricted stock award agreements; provided, however, that any outstanding and unvested Incentive Shares shall become fully vested.
(c) Cause; Executive Resignation. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason (and other than due to the Executive’s death), during the Term, the Company shall have no further obligations to the Executive under this Agreement other than to pay the Accrued Obligations as provided above.
(d) Death after Termination. In the event of the death of the Executive during the period the Executive is receiving payments pursuant to this Agreement, the Executive’s designated beneficiary shall be entitled to receive the balance of the payments, or in the event of no designated beneficiary, the remaining payments shall be made to the Executive’s estate.
(e) Annual Bonus Entitlement. In the event of the Executive’s termination pursuant to Sections 7(a) or 7(b), and such termination occurs (i) following the completion of an applicable performance period for purposes of the Annual Bonus and (ii) prior to the payment of the Annual Bonus for such performance period, then the Executive shall be entitled to such Annual Bonus, based on the actual performance relative to the performance measures established pursuant to Section 4(b), as determined by the Committee (with the same authority and discretion as provided in Section 4(b)), with such payment being made at the same time and in the same manner as annual bonuses are paid to the other executive officers of the Company.
8. Occurrence of a Change in Control.
(a) Termination other than for Cause, or for Good Reason. If during the Term (i) a Change of Control (as defined below) shall occur, and (ii) within one year from the date of the occurrence of such Change of Control (and within the Term) the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason (a “Change of Control Severance”), subject to the Executive’s execution and non-revocation of the Release within thirty (30) days following the Date of Termination and in lieu of the benefits under Section 7 hereof, in addition to payment of the Accrued Obligations, the Executive shall be entitled to the following payments:
(1) The Company shall pay the Executive within thirty (30) days of the Date of Termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump-sum payment equal to two (2) times the sum of (i) one (1) year of the Executive’s annual Base Salary as then in effect, plus (ii) the Executive’s Maximum Annual Bonus for the year of termination, plus (iii) the fair market value (determined as of the Date of Termination) of the target number of shares of Restricted Stock authorized to be granted to the Executive under the LTIP in the year of termination assuming all performance criteria for such awards were deemed satisfied (the “CIC Severance Payment”); provided that in no event shall the amount of such payment exceed the Maximum Amount.

(2) Options held by the Executive for which the exercise period has not yet lapsed or expired shall become fully vested and exercisable, and all Restricted Stock held by the Executive shall become fully vested.
(3) During the eighteen (18) month period commencing on the date of the Change in Control Severance (the “CIC Benefit Period”), provided the Executive is eligible for and elects continuing coverage under COBRA, the Company shall provide the Executive with continued medical, dental, long-term disability and life insurance benefits at the same levels and costs as if he had remained actively employed during the CIC Benefit Period; provided that the Executive shall not participate in any short term disability, bonus (except as provided in Section 8(a)(1)), vacation pay, retirement benefits, long-term incentive, stock option or other equity grant plan, program or arrangement after the Date of Termination. The receipt of the medical and dental benefits shall be conditioned upon the Executive continuing to pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if he had remained employed during the CIC Benefit Period. Such medical and dental benefits shall become secondary to the extent the Executive receives similar benefits from a subsequent employer; provided, that the Executive agrees to report to the Company any coverage and benefits actually received by or made available to the Executive from such other employer(s).
(4) To the extent requested by the Executive within thirty (30) days following the Date of Termination, the Company shall take all action necessary, if any, to facilitate the Executive’s exercise of all conversion privileges, if any, under any applicable group term life insurance policy.
(5) In the event of the Executive’s termination pursuant to this Section 8(a), and such termination occurs (i) following the completion of an applicable performance period for purposes of the Annual Bonus and (ii) prior to the payment of the Annual Bonus for such performance period, then the Executive shall be entitled to such Annual Bonus, based on the actual performance relative to the performance measures established pursuant to Section 4(b), as determined by the Committee (with the same authority and discretion as provided in Section 4(b)), with such payment being made at the same time and in the same manner as annual bonuses are paid to the other executive officers of the Company.

Notwithstanding the foregoing, in the event that the Change of Control does not also qualify as a “change in ownership” or “change in the effective control” of a corporation, as defined under Section 409A of the Code, and the CIC Severance Payment amounts constitute “deferred compensation” under Section 409A of the Code, then such CIC Severance Payment shall be paid in the same time and manner as provided under Section 7(b)(1).
(b) For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events:
(1) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)), immediately after which such Person has “Beneficial Ownership” (within the mean of Rule 13d-3 under the 1934 Act) of more than 50% of the combined voting power of Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries or (iii) any Person in connection with an acquisition referred to in the preceding clause (i), shall not constitute an acquisition which would cause a Change in Control.
(2) During any twelve month period, the individuals who, as of the Closing, constituted the Board (the “Incumbent Board”) cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section 8(b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(3) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:
(i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, 50% or more of the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;
(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and
(iii) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 35% or more of the then outstanding Voting Securities) has Beneficial Ownership of more than 35% of the combined voting power of the Surviving Company’s then outstanding voting securities.
(4) A complete liquidation or dissolution of the Company.
(5) Approval by Company’s stockholders of an agreement for, and the consummation of, the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).
(6) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

9. Restrictive Covenants. The Executive acknowledges that his key position at the Company will provide him with access to highly sensitive information concerning, and participation in material decisions and policies regarding, the Company, including the Company’s principal operators, managers, lessors, tenants and their respective affiliates and the contractual arrangements of the Company with such operators, managers, lessors, tenants and their respective affiliates and including decisions regarding the purchase and sale of properties by the Company, all of which are critical to the Company’s ability to effectively function and compete in the markets in which it does business, and that if the Executive were to provide services for or information to such principal operators, managers, lessors, tenants and their respective affiliates, or to competitors of the Company who similarly deal with such operators, managers, lessors, tenants and their respective affiliates, or if he were to otherwise violate any of the provisions of this Section 9, such services or information would cause irreparable damage to the Company. For the purposes of this Section 9, unless the context implies otherwise, the term “Company” shall include the Company’s affiliates and subsidiaries (including all entities acquired in the Transaction) and for the period commencing on the Effective Date and ending on the Closing or the cancellation of the Transaction Agreement, the term “Company” shall also include Lillibridge and its affiliates and subsidiaries. Because of the extensive due diligence and sharing of Confidential Information and other sensitive and proprietary information between the parties in contemplation of the Transactions, the Executive agrees and acknowledges that notwithstanding (i) the termination of this Agreement, (ii) termination of the Executive’s employment or (iii) the occurrence of the Closing, this Section 9 shall apply to the Executive as of the Effective Date; provided, however, that in the event that the Closing does not occur as contemplated by the Transaction Agreement by December 31, 2010 or the Transaction Agreement is terminated at any time in accordance with its terms, then only the Restrictive Covenants contained in Section 9(a) shall be effective beyond the date of such termination.
(a) Confidentiality.
(i) The Executive shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about his employment with the Company, the terms of this Agreement, the termination of his employment with the Company, the Company’s businesses or affairs, the Company’s officers, directors, employees and/or consultants, or any matter related to any of the foregoing.
(ii) The Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company relating to their business, operations, actual or potential products, strategies, potential liabilities, employees, tenants, proposed or prospective tenants and customers, business partners and customers, (including information protected by the Company’s attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis models; the Company’s strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, representatives, or other distributors; lists of and information about tenants and lessors; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections information; information regarding the Company’s directors or officers or their personal affairs) which gives the Company and its subsidiaries a competitive advantage in the businesses in which the Company and its subsidiaries are engaged, whether or not any such information or any of the material described above is explicitly designated or marked as “confidential” (“Confidential Information”). Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, (B) was available to the Executive on a non-confidential basis prior to the date hereof, or (C) is compelled to be disclosed by a court or governmental agency, provided that prior written notice is given to the Company and the Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. The Executive shall not disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of the Executive or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.
(b) Noncompetition, Nonsolicitation, Noninterference. The Executive shall not, during the period commencing on the Effective Date and ending on the latest to occur of (i) the fifth (5th) anniversary of the date of the Closing, or (ii) the second (2nd) anniversary of the date of termination of the Executive’s employment with the Company for any reason whether such termination occurs during the Term or thereafter (together, the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:
(i) hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company, or causing or attempting to cause any third party to do any of the foregoing;
(ii) causing or attempting to cause any person employed at any time during the Restricted Period by the Company to terminate his or her relationship with the Company;

(iii) soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any employee, customer, tenant, financial partner, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who at any time during the period commencing one year prior to the Date of Termination, to the Executive’s knowledge, maintained a material business relationship with the Company or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of the Executive’s termination of employment with the Company (in each case where the Executive participates in such relationship or potential relationship or where the Executive has had access to Confidential Information regarding such relationship);
(iv) performing services as an employee, director, officer, consultant, independent contractor or advisor to; or investing in (whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in or a connection to), any healthcare real estate investment trust (“REIT”), or any person which owns in excess of five percent (5%) of the issued and outstanding equity interest of a healthcare REIT, or any other company, entity or person that directly and materially competes with the Company anywhere in the United States. Nothing in this Section (iv) shall, however, restrict the Executive from making an investment in and owning, directly or indirectly, up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor; or
(v) owning, directing, managing, developing, leasing, operating or supervising, or working or performing any services, including consulting or advisory services, for any business or person that, directly or indirectly, owns, directs, manages, develops, leases, operates, or supervises for, any healthcare real estate property, healthcare asset, healthcare facility, or healthcare community, including (whether inpatient or outpatient) any medical office, ambulatory care/surgery, hospital (specialty, short/general term acute, long term acute, psychiatric), diagnostic center, emergency centers, medical centers located in retail businesses and MRI centers. Nothing in this Section (v) shall, however, restrict the Executive from making an investment in and owning, directly or indirectly, up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor. Notwithstanding anything to the contrary set forth in this Agreement, the Executive’s existing investments in real estate that are leased to two retail stores, as previously disclosed to the Company, will be deemed not to violate any provision of this Agreement.
(c) Other Prohibited Activities. The Executive shall not during the Restricted Period, either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: (i) performing services as an employee, director, officer, consultant, independent contractor or advisor to, or (ii) investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to, any company or entity, or any of its parent, sister, subsidiary or affiliated entities in any manner, including as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise of any Person that is then in an existing operator, tenant, lessor or manager relationship with the Company, or any of its affiliates. Nothing in this Section (c) shall, however, restrict the Executive from making an investment in and owning, directly or indirectly, up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor.

(d) Non-Disparagement.
(i) The Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to the Executive’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.
(ii) The Company agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Executive engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to the Executive’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, business opportunities, competency, character, behavior or reputation of the Executive. Obligations of the Company under this Section (ii) shall only apply to the Board and the CEO.
(iii) Nothing herein shall be deemed to preclude the Executive or the Company from providing truthful testimony or information pursuant to subpoena, court order or other similar legal process.
(e) Limitations on Restrictive Covenants. It is the intention of the parties that, the limitations contained in Sections 9(b)(iv) and 9(b)(v) herein shall not be deemed breached by the Executive’s continuing to operate in the employ of Lillibridge in the ordinary course of business as in effect prior to the Effective Date, provided that such activity does not utilize any Confidential Information or other proprietary information of the Company obtained during the due diligence process in contemplation of the Transactions. In addition, in the event that the Transaction Agreement is terminated, the Restrictive Covenants, other than Section 9(a), will be null and void in their entirety.

(f) New Employer. The Executive shall provide the terms and conditions of this Section 9 to any prospective new employer and shall permit the Company to contact any such company, entity or individual to confirm the Executive’s compliance with this Section 9 and shall provide such company, entity or individual with such information (including a copy of this Section 9) as it requests to allow such inquiry.
(g) Reasonableness of Restrictive Covenants.
(i) The Executive acknowledges that the covenants contained in this Section 9 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.
(ii) The Company has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. The Executive acknowledges that his observance of the covenants contained herein will not deprive the Executive of the ability to earn a livelihood or to support his dependents.
(h) Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 9, the Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if the Executive were to breach any of his obligations hereunder. The Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, the parties agree that if a party breaches any of the provisions of Section 9, the other party shall be entitled, in addition to any other remedies to which the other party may be entitled under this Agreement or otherwise (including the arbitration provisions of Section 10), to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 9, and the breaching party hereby waives any right to assert any claim or defense that the non-breaching party has an adequate remedy at law for any such breach.
(i) Assistance. During the one-year period following a termination of the Executive’s employment with the Company, the Executive shall from time to time provide the Company with such reasonable assistance and cooperation (not in excess of twenty (20) hours per month) as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of the Executive and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. The Executive shall agree to also make himself available to assist the Company with transition of the Executive’s duties to his successor and addressing ongoing issues and problems. In any such instance, the Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and the Executive and which do not unreasonably interfere with the Executive’s business or personal activities. If and to the extent that the Company shall require the Executive to render assistance pursuant to this Section 9(i), the Company shall pay the Executive $300 per hour for all time in excess of five (5) hours per month for such services. The Company shall reimburse the Executive’s reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon the Executive’s written request in such form and containing such information as the Company shall reasonably request.

(j) Consideration. In consideration of the restrictions set forth in Sections 9(b) and 9(c), the Company will pay the Executive the amount set forth on Schedule 1 hereto, subject to any applicable withholding pursuant to Section 13, with such amount to be paid in a single lump-sum on the day of Closing.
10. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement (with the exception of the Company’s right to seek an injunction under Section 9 of this Agreement) shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration, the non-prevailing party shall pay the prevailing party’s costs, non-contingent legal fees and other reasonable expenses respecting such arbitration party.
11. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which the Executive’s services are principally performed, to assume and agree to perform this Agreement in the same manner and to the same amount that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12. Other Severance Benefits. Other than as expressly provided therein, the Executive hereby agrees that in consideration for the payments to be received under Sections 7 or 8 of this Agreement, the Executive waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment.

13. Withholding. The Company may withhold all applicable required federal, state, local and other employment, income and other taxes from any and all payments to be made pursuant to this Agreement.
14. No Mitigation. The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder, shall not be reduced or offset by any such compensation except that the welfare benefits provided pursuant to Section 7(b)(2) or Section 8(a)(3) shall end to the extent the Executive receives similar benefits from a subsequent employer and would no longer be eligible for continuation coverage under COBRA.
15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation of receipt, addressed as follows:
If to the Executive: at the most recent address on file with the Company.
With a copy to:

Peter I. Mason
Freeborn & Peters, LLP
311 S. Wacker Dr., Ste 3000
Chicago, IL 60606

If to Company:

Ventas, Inc.
111 S. Wacker, Ste. 4800
Chicago, IL 60606
Attention: VP Human Resources

With a copy to

Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, KY 40223
Attn.: General Counsel
16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party.
17. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, wither written or oral, with respect to the subject matter hereof (excluding the Acquisition definitive documents). No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

18. Severability and Partial Invalidity. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. If any covenant or provision of this Agreement is determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.
19. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, without regards to the conflict of laws provisions of any jurisdiction.
20. Fees and Costs. Upon, and subject to the occurrence of, Closing, the Company agrees to pay, or to reimburse senior management of Lillibridge, including the Executive, for their reasonable out of pocket legal and financial planning expenses incurred solely in connection with and related to the preparation and negotiation of their applicable employment and related agreements (including this Agreement), subject to a cap of $150,000 in the aggregate for all such Lillibridge senior management.
21. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
22. Survival. The rights and obligations of the Executive and the Company under Sections 9 and 10 of this Agreement shall survive the termination of the Executive’s employment and the termination or expiration of this Agreement. Subject to Section 9(e), it is specifically acknowledged and agreed to by the parties that the rights and obligations of the Executive and the Company under Sections 9 and 10 of this Agreement are not conditioned upon Closing and shall become effective upon execution of this Agreement. All other rights and obligations of the Executive and the Company (including those rights in Sections 7 and 8) shall survive the termination or expiration of this Agreement only to the extent that they expressly contemplate future performance and remain unperformed.
23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
24. Compliance With Section 409A. All payments pursuant to this Agreement shall be subject to the provisions of this Section 24. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from or shall comply with the requirements of the requirements of Section 409A; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.
(a) Payments to Specified Employees. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for the Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. Should this Section 24 result in the delay of benefits, any such benefit shall be made available to the Executive by the Company during such delay period at the Executive’s expense. Should this Section 24 result in a delay of payments or benefits to the Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 24, as well as any reimbursement of the amount the Executive paid for benefits pursuant to the preceding sentence, shall be paid in a lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to the Executive should have been made under this Agreement. For purposes of this Section 24, the term “Specified Employee” shall have the meaning set forth in Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, to the extent permissible under Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty (50%) of the average level of services performed by the Executive during the immediately preceding 36-month period.
(b) Reimbursements. For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Section 409A.

(c) Release. Subject to Section 24(a), (i) to the extent that the Executive is required to execute and deliver a Release to receive a 409A Payment and (ii) this Agreement provides for such 409A Payment to be provided prior to the thirtieth (30th) day following the Executive’s Separation from Service, such 409A Payment will be provided upon the thirtieth (30th) day following the Executive’s Separation from Service provided the Release in the form mutually agreed upon between the Executive and the Company or in the form set forth in Attachment A has been executed, delivered and effective prior to such time. If a Release is required for a 409A Payment and such Release is not executed, delivered and is effective by the thirtieth (30th) day following the Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require the Executive to provide a Release to the Company to obtain such payments or benefits, any Release required for such payment or benefit must be provided in the form mutually agreed upon between the Executive and the Company or in the form set forth in Attachment A no later than March 7th of the calendar year following the calendar year of the Executive’s Separation from Service.
(d) No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(e) Cooperation. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to either exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or comply with the provisions of Section 409A and without any diminution in the value of the payments or benefits to the Executive. This Section 24 is not intended to impose any restrictions on payments or benefits to the Executive other than those otherwise set forth in this Agreement or required for the Executive not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by the Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

25. Interpretation and Construction. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (a) “including” means “including, but not limited to;” (b) all references to sections are to sections in this Agreement unless otherwise specified; (c) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (d) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (e) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
26. WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL, OR HAS HAD ADEQUATE OPPORTUNITY TO SEEK SUCH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, AND (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.
[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTAS, INC.
By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Its:	Executive Vice President, Chief Administrative Officer and General Counsel

/s/ Todd W. Lillibridge
Todd W. Lillibridge Executive
Signature Page to Employment Agreement

Attachment A
Employment Agreement by and between Ventas, Inc. and
Todd W. Lillibridge
AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this _____ day of [                    , 20___], by and between [                    ] (“_____”) and its successors (collectively referred to herein as the “Company”), and Todd W. Lillibridge (the “Executive”).
WHEREAS, the Executive and the Company have entered into an Employment Agreement dated the _____ day of                                         , _____ (“Employment Agreement”); and
WHEREAS, the Executive’s employment with the Company and the Employment Agreement have been terminated,
NOW THEREFORE, in consideration for receiving benefits and severance under the Employment Agreement and in consideration of the representations, covenants and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Termination of Employment. The Executive and the Company agree that the Executive’s employment with the Company terminated effective                     .
2. Severance Benefits. In consideration for the promises made in this Release, the Company agrees to provide the Executive [                                        ] [to include all cash payments or benefits due to the Executive under the terms of the Employment Agreement, as may be applicable], payable on the [_____] (_____) day following the Date of Termination, after the execution by the Executive (without subsequent revocation) of this Release [Modify for lump-sum or installment payments, as may be applicable]. The Executive acknowledges that the [severance payment and health insurance benefits] are being provided by the Company as consideration for the Executive entering into this Agreement, including the release of claims and waiver of rights provided for herein. The Executive acknowledges that the [severance payment and health insurance benefits] shall be subject to all applicable withholding and reporting requirements.

3. General Release. The Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the United States Constitution, the constitution of any state, the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Executive Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, as amended; the Illinois Personnel Record Review Act, as amended, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Executive’s rights to which the Executive may be entitled under a Company sponsored tax qualified retirement or savings plan, to any rights of the Executive to indemnification under the Articles of Incorporation or by-laws of the Company or other agreement between the Executive and the Company, to any rights of the Executive under any directors’ and officers’ liability insurance policy maintained by the Company, nor to any payments or benefits the Company is required to pay or provide pursuant to the terms of this Release.
THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF ANY APPLICABLE STATE CIVIL CODE (OR ANY SIMILAR PROVISION OF ANY STATE LAW, WHICH MAY BE APPLICABLE), WHICH MAY PROVIDE AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION (OR APPLICABLE CODE SECTIONS OR LAW), HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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4. Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
5. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
6. Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.
7. Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
(a) this Release is written in a manner understood by the Executive;
(b) this Release refers to and waives any and all rights or claims that the Executive may have arising under the Age Discrimination in Employment Act, as amended;
(c) the Executive has not waived any rights arising after the date of this Release;
(d) the Executive has received valuable consideration in exchange for this Release in addition to amounts Executive is already entitled to receive; and
(e) the Executive has been advised to consult with an attorney prior to executing this Release.
8. Consideration and Revocation. The Executive is receiving this Release on                      _____, 20_____, and Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign the Release. The Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Release in writing to the Secretary of the Company and this Release shall not take effect until those seven (7) days have ended.

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9. Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Company.
10. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
11. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.
12. Applicable Law and Disputes. This Release shall be governed by, and construed in accordance with, the state laws as provided in the Employment Agreement. The resolution of any disputes under this Release shall be subject to the provisions of Section 10 of the Employment Agreement.
13. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If the Executive signs this Release less than twenty-one (21) days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.
IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this Agreement and General Release on the date set forth above.

The Company		Todd W. Lillibridge

By:

	Its:	[ ]

Date		Date

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Schedule 1
Consideration
$1,900,000.00